Exhibit 10.13

[***Confidential Treatment Requested. Confidential portions of this agreement have been redacted and have been separately filed with the Commission]

LIVESTOCK DATABASE LICENSE AGREEMENT

This LIVESTOCK DATABASE LICENSE AGREEMENT (“Agreement”) is entered into as of this 28th day of February, 2002 (the “Effective Date”) by and between PE CORPORATION (NY), a New York corporation, through the Celera Genomics Group (“Celera”), having a place of business at 45 West Gude Drive, Rockville, Maryland 20850 and METAMORPHIX, INC., a Delaware corporation (“MMI”), having a principal place of business at 1450 South Rolling Road, Baltimore, Maryland 21227.

     WHEREAS, Celera has an online information system to organize, analyze and deliver medically relevant biological information for research and discovery and a marketing and sales infrastructure to promote and license biological information; and

     WHEREAS, Celera has expended and will continue to expend significant resources and efforts to develop a variety of genomic databases, related biological information and analysis resources;

     WHEREAS, Celera has sequenced and assembled bovine, porcine and poultry genome sequence and identified certain SNPs for these genomes;

     WHEREAS, MMI desires, subject to the terms and conditions of this Agreement, to obtain access to certain genomic databases, and the right to use certain software tools for the analysis of such databases;

     WHEREAS, Celera is willing, subject to the terms and conditions of this Agreement, to grant MMI access to such databases and the right to use such tools.

     NOW THEREFORE, the Parties agree as follows:

Article 1

DEFINITIONS

     1.1 “AAA” shall mean the American Arbitration Association.

     1.2 “Affiliate” shall mean any corporation, firm, partnership or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with MMI but shall not include any such corporation, firm, partnership or other legal entity that provides genomic products and services substantially similar to Celera. A corporation or other entity shall be regarded as in control of another corporation or entity, if (a) in the case of corporate entities it owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) interest with the power to direct the management and policies of such non-corporate entities.

     1.3 “Agreement Products and Technology” shall mean the BPP Products and Technology and BPP SNP Map and Technology.

     1.4 “Agricultural Product(s) and Service(s)” shall mean any Product or service to improve livestock and aquaculture production. When the context is appropriate, reference may also be made solely to Agricultural Products(s) or to Agricultural Services(s).

     1.5 “Association Study” shall mean a series of experiments employing genotyping and bioinformatics to the association of known SNPs with certain phenotypes expressed in DNA samples.

     1.6 “Authorized Use” shall have the meaning set forth in Section 2.6.

     1.7 “Bovine Product” shall mean the database product set forth in items la. and 2 of Schedule 1.9.

     1.8 “Bovine Royalty Payment” shall have the meaning set forth in Section 6.1(b).

     1.9 “BPP Products and Technology” shall mean the Bovine Product, Porcine Product and Poultry Product, together with the Tools described in Schedule 1.9, and any Celera documentation for such products.

     1.10 “BPP Subscription” shall mean MMI’s subscription to the BPP Products and Technology.

     1.11 “BPP SNP Map and Technology” shall mean the SNP Maps and Tools listed and described in Schedule 1.9, and any documentation for such products.

     1.12 “BPP SNP Map Subscription” shall mean MMI’s subscription to the BPP SNP Map and Technology.

     1.13 “Celera Technology” shall mean (a) all data, information, inventions, know-how, technology, trade secrets and the like, including, but not limited to, nucleotide sequences, whether as genomic DNA, cDNA, synthetic DNA, RNA or the like, ribozymes containing any of the foregoing, vectors containing any of the foregoing, gene therapy delivery systems or control systems containing any of the foregoing, host cells containing any of the foregoing, amino acid sequences encoded by any of the foregoing, antibodies, and processes and uses of any of the foregoing (and any related information, including, but not limited to allele frequency, haplotypes and processes and uses of any of the foregoing), whether patentable or not, and (b) that are conceived of, developed, discovered, identified or invented in whole or in part by Celera independent of MMI.

     1.14 “Confidential Information” shall mean (a) the terms of this Agreement, and (b) all non-public business information, trade secrets and technical information relating to Celera Technology, MMI Technology or other information, including, but not limited to all data, information, inventions, know-how, technology, trade secrets and the like belonging to the Disclosing Party, including, where appropriate and without limitation, any associated information, business, financial and scientific data, DNA Sequence Information, invention disclosures, patent disclosures, patent applications (and related files and strategies), structures, models, techniques, processes, compositions, compounds, biological samples, and the like, and bioinformatics methods, hardware configurations and software in various stages of development or any software product (source code, object code or otherwise), including its audiovisual components (menus, screens, structure and organization) and any human or machine readable form of the program, and any writing or medium in which the program or information therein is stored, written or described, including, without limitation, diagrams, flow charts, designs, drawings, specifications, models, data, bug reports, and the like.

     1.15 “Confidentiality Agreement” shall mean the Confidentiality and Nondisclosures Agreement between MMI and Celera, effective November 20, 2000.

     1.16 “Default” shall mean a Performance Default and/or Representation Default

     1.17 “Disclosing Party” shall have the meaning set forth in Section 7.1(a).

     1.18 “DNA Sequence Information” shall mean the respective consensus, non-redundant bovine, porcine, and poultry nucleotide sequences from nucleotide templates sequenced through Celera’s internal sequencing programs and released to MMI.

     1.19 “Economic Consideration” shall mean revenue derived from any MMI agreement for the development, marketing, sale or distribution of Agricultural Product to Third Parties including without limitation, research and development payments, payments in the form of equity in a Third Party, payments for equity in MMI (to the extent such payments exceed the value of such MMI equity), license fees, maintenance fees, milestones, and royalties.

     1.20 “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

     1.21 “Existing Senior Securities” shall have the meaning set forth in the Certificate of Designations of the Series E Convertible Preferred Stock of MMI.

     1.22 “Foundation Customer” shall have the meaning set forth in Section 2.5(b).

     1.23 “Indemnitee” shall mean the Party that intends to claim indemnification under Article 12 of this Agreement.

     1.24 "Indemnitor” shall mean the Party from which the Indemnitee seeks indemnification.

     1.25 “MMI Contractor(s)” shall mean any Third Party with whom MMI has contracted to pursue and/or complete, solely on MMI’s behalf, MMI’s research and/or development activities. MMI Contractor(s) shall be subject to an agreement with MMI for the confidential treatment of information exchanged in substantial conformity to the confidentiality provisions of this Agreement, and shall not retain any right, title and/or interest in or to any property rights resulting from such MMI research and/or development activities and all such rights shall reside solely in MMI.

     1.26 “MMI Site” shall mean one of MMI’s facilities or places of business that MMI identifies to Celera and Celera authorizes to receive information that MMI accesses from Celera hereunder.

     1.27 “MMI Technology” shall mean all data, information, inventions, know-how, technology, trade secrets and the like including, but not limited to, nucleotide sequences, whether as genomic DNA, cDNA, synthetic DNA, RNA or the like, ribozymes containing any of the foregoing, vectors containing any of the foregoing, gene therapy delivery systems or control systems containing any of the foregoing, host cells containing any of the foregoing, amino acid sequences encoded by any of the foregoing, antibodies, and processes and uses of any of the foregoing, whether patentable or not, that are conceived of, developed, discovered, identified or invented, during or after the Term, in whole or in part, by MMI as a direct result of MMI’s Authorized Use of the Agreement Products and Technology and independent of Celera.

     1.28 “Party” shall mean either Celera or MMI; “Parties” shall mean both Celera and MMI.

     1.29 “Performance Default” shall mean a breach or default of a material obligation of this Agreement.

     1.30 “Poultry Product” shall mean the database product set forth in items lc. and 2 of Schedule 1.9.

     1.31 “Porcine Product” shall mean the database product set forth in items lb. and 2 of Schedule 1.9.

     1.32 “Product(s)" shall mean any (a) article or substance consisting of, derived from, or designed to interact with DNA Sequence Information or (b) and technology, method, know how or service derived from DNA Sequence Information.

     1.33 “Receiving Party” shall have the meaning set forth in Section 7.1(a).

     1.34 “Records” shall mean MMI’s documentation of its access to and use of the DNA Sequence Information.

     1.35 “Regulatory Approval” shall mean, with respect to the US, European Union or Japan, the first approval or clearance by any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, permitting the lawful manufacture, distribution, use, import, export or sale of a Product in such country or geographic region.

     1.36 “Representation Default” shall mean the untruth of any material representation or warranty given hereunder by a Party.

     1.37 “Series E Convertible Preferred Stock” means MMI’s Series E Convertible Preferred Stock.

     1.38 “Series E Preferred Stock Purchase Agreement” shall mean the agreement of such title between the Parties.

     1.39 “Third Party” shall mean any individual, partnership, joint venture, corporation, trust, estate, unincorporated organization, government or any department or agency thereof, or other entity other than MMI or Celera.

     1.40 “Tools” shall mean the algorithms and software as set forth on Schedule 1.9.

Article 2

LICENSE AND OPTION

     2.1 License to BPP Products and Technology. Subject to the terms and conditions of this Agreement, Celera hereby grants to MMI, a non-exclusive, perpetual, worldwide license (with no right to sublicense), to access and use the BPP Products and Technology solely within the Authorized Use.

     2.2 License to BPP SNP Map and Technology. Subject to the terms and conditions of this Agreement, Celera hereby grants to MMI, a non-exclusive, perpetual, worldwide license (with no right to sublicense), to access and use the BPP SNP Map and Technology solely within the Authorized Use.

     2.3 Option for Exclusivity. Celera hereby grants MMI an exclusive option to convert the non-exclusive license granted pursuant to Section 2.1 into an exclusive, perpetual license, and convert the non-exclusive license granted pursuant to Section 2.2 into an exclusive, perpetual license (together, the “Option”); provided however, that any and all rights to use the Tools set forth in the Schedule 1.9 shall remain non-exclusive for all purposes; and provided further that MMI meets each of the following conditions during the Option Period (defined below):

          (a) MMI pays Celera two million dollars ($2,000,000) pursuant to Section 4.1(b); and

          (b) After the Effective Date, either

               (i) MMI raises gross cash proceeds of at least fifteen million dollars ($15,000,000) through one or more equity financings from research and development payments, and/or by other means; or

               (ii) On a product-by-product basis, MMI enrolls two (2) Foundation Customers pursuant to Section 2.5(b); provided however, if MMI has satisfied the condition set forth in Section 2.3(a), and MMI enrolls a Foundation Customer for one (1) but not two (2) of the species for the databases that comprise the BPP Products and Technology (the Bovine Product, Porcine Product and Poultry Product), then MMI’s exclusivity granted pursuant to satisfying this subsection 2.3(c)(ii) shall be limited to the product for which such single Foundation Customer is enrolled.

     For clarification, the achievement of exclusivity provided in this Section 2.3 in no way excuses MMI’s obligation to make the payment pursuant to Section 4.1(b). Furthermore, if MMI makes the payment pursuant to Section 4.1(b) and enrolls two (2) Foundation Customers, then, subject to Section 2.5(b), the non-exclusive license granted pursuant to Section 2.1 shall be exclusive for all three (3) species.

     2.4 Exercise of the Option. Subject to the conditions specified in Section 2.3, MMI may exercise the Option at any time during the period beginning on the Effective Date and ending six (6) months thereafter (the “Option Period”) by giving Celera written notice together with reasonable written documentary proof of MMI’s fulfillment of the conditions specified in Section 2.3. During the Option Period, Celera will not grant a license or an option to take a license to the BPP Products and Technology or BPP SNP Map and Technology to any Third Party within the Authorized Use. Notwithstanding anything to the contrary herein, MMI’s failure to satisfy the conditions to the Option specified in Section 2.3, or MMI’s failure to exercise the Option for any other reason, shall not affect in any manner, any of MMI’s obligations specified herein, including without limitation, the obligations cross referenced in Section 2.3.

     2.5 Scope and Conditions of Exclusivity. The exclusivity granted pursuant to the Option may terminate as provided in this Section 2.5. Notwithstanding MMI’s exercise of the Option, the exclusive licenses granted pursuant to the Option will become nonexclusive on the earlier to occur of the following without notice if prior to a date which is thirty (30) months after the Effective Date, one (1) of the following conditions has not been met:

          (a) Celera has received revenue sharing and royalties (as set forth in Article 6) from MMI totaling at least two (2) million dollars ($2,000,000); provided MMI may make up any shortfall, up to twenty percent (20%) of such amount, by making a one time, nonrefundable non-creditable cash payment to Celera prior to such date; or

          (b) MMI has enrolled a Foundation Customer for two (2) of the databases, or two (2) Foundation Customers each for one (1) of the databases, that comprise the BPP Products and Technology (the Bovine Product, Porcine Product and Poultry Product). Notwithstanding the preceding sentence, the condition of this Section 2.5(b)will be satisfied in the event MMI enrolls any number of customers that taken together would satisfy the condition in the preceding sentence even if individually such customers would not satisfy the condition. For purposes of this Agreement, a “Foundation Customer" means a customer contractually obligated to pay one hundred percent (100%) of the costs of the validation and first Association Study for the relevant SNP Map. For clarification, a single corporation may be a Foundation Customer for any number of the databases, that comprise the BPP Products and Technology; provided however, in the event that MMI, in accordance with this Section 2.5(b), enrolls a Foundation Customer for one (1) but not two (2) of the databases, then MMI’s exclusivity solely with respect to the BPP Products and Technology and BPP SNP Maps for the species for such one (1) database would continue in accordance with the other terms of this Section 2.5.

     2.6 Authorized Use.

          (a) MMI’s right to access and use the Agreement Products and Technology through the BPP Subscription and BPP SNP Map Subscription are exercisable through the methods authorized herein for the purpose of conducting MMI’s research and development solely in the interest of and on behalf of MMI and solely for the development and commercialization of Agricultural Products and Services.

          (b) MMI shall not reproduce, adapt, prepare derivative works based upon, or distribute copies of any portion of the BPP Subscription, BPP SNP Map Subscription and/or Agreement Products and Technology for any purpose. Additionally, MMI shall not rent or loan the BPP Subscription or BPP SNP Map Subscription or reverse engineer, decompile, disassemble or otherwise attempt to access any source code for any software program included in the BPP Subscription or BPP SNP Map Subscription (except to the extent permitted by Schedule 1.9). MMI further shall use reasonable efforts to prevent any unauthorized copying, distribution, reverse engineering, decompiling, and disassembling of any of the Agreement Products and Technology through appropriate methods, including, but not limited to, agreements entered into by MMI with its employees, consultants, contractors and collaborators. MMI shall have the right to access the BPP Subscription and BPP SNP Map Subscription by the method authorized in Section 3.1 for two (2) pre-designated sites located in Davis, California (or its successor facility) and Baltimore, Maryland (or its successor facility) for internal re-distribution to other MMI Sites designated in writing to Celera as of the Effective Date or consented to in writing by Celera after the Effective Date, which consent shall not be unreasonably withheld or delayed.

          (c) The foregoing provisions of this Section 2.6 shall be collectively defined as “Authorized Use”.

          (d) For clarification, nothing in this Agreement will be construed to limit in any way the use or transfer of Agreement Products and Technology by Celera at any time for any purpose outside the Authorized Use, including without limitation, the development and commercialization of any product alone or with any Third Party for the prevention, treatment or diagnosis of any disease or condition in humans.

Article 3

SUBSCRIPTION ACCESS AND RECORDS

     3.1 MMI BPP Subscription and BPP SNP Map Subscription Access. According to the terms of this Agreement and not later than forty-five (45) days after the Effective Date, Celera shall provide MMI with access to the Agreement Products and Technology under the BPP Subscription and BPP SNP Map Subscription through the methods specified in Schedule 1.9.

     3.2 Celera will provide necessary and appropriate training to MMI for the use of the Tools.

     3.3 In the event Celera provides updates, upgrades or improvements to the Tools to Celera’s similarly situated customers, Celera will use commercially reasonable efforts to provide such updates, upgrades or improvements to MMI on Celera’s then current terms and conditions.

     3.4 Records.

          (a) MMI shall maintain Records sufficient to enable MMI and Celera to monitor compliance with and enforce their respective rights and obligations under this Agreement, including without limitation, payments receivable pursuant to Article 6 and laboratory notebooks and such other records as are customary for documenting research and product development activities.

          (b) No more than once a year, unless as otherwise agreed in writing, upon Celera’s request and at its expense, MMI shall permit an independent agent.appointed by Celera and acceptable to MMI (such acceptance not to be unreasonably withheld or delayed) to examine MMI’s Records solely to the extent necessary to verify the fulfillment of MMI’s obligations under this Agreement; provided, however, that Celera and such agent have entered into a confidentiality agreement that contains confidentiality provisions substantially similar to the terms of this Agreement (including provisions of non-use and non-disclosure). Celera’s agent shall report to Celera only the results of such examination (i.e., whether or not MMI is in compliance with its obligations under this Agreement together with the amounts of any overpayment or under payment), and shall not disclose to Celera or any Third Party any of MMI’s Confidential Information provided to it or to which it may have had access during the conduct of the examination. Thereafter, within thirty (30) days MMI shall pay Celera or Celera shall pay MMI any overpayment or under payment as applicable.

Article 4

PAYMENTS

     4.1 Agreement Products and Technology Fees

          (a) Concurrently with the execution and delivery of this Agreement, MMI is issuing an aggregate of two million (2,000,000) shares of the MMI’s Series E Convertible Preferred Stock, par value $0.001 per share, to Celera for a purchase price of

$17.50 per share pursuant to, and under the terms and conditions set forth in, the Series E Preferred Stock Purchase Agreement, 1.714 million of which shares are being issued to Celera in consideration of the licenses granted hereunder; and

          (b) MMI will pay Celera two million dollars ($2,000,000) within twelve (12) months of delivery to MMI of the completed SNP maps.

     4.2 Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties. MMI will pay all taxes and duties assessed in connection with this Agreement and its performance by any authority within or outside of the U.S., except for taxes payable on Celera’s net income and those taxes by law imposed upon Celera.

     4.3 Failure by MMI to Make Timely Payment.

          (a) Notice and Right to Terminate. In the event Celera has not received any cash payment due under this Agreement by the prescribed due date, Celera shall notify MMI of such non-payment. In the event that Celera has not received payment within thirty (30) days after receipt by MMI of such notice from Celera, Celera shall have the right to suspend MMI’s access to the BPP Subscription and/or BPP SNP Map Subscription in addition to any other remedies that may be available to Celera at law or in equity until MMI makes such payment. In the event that such payment is not made within ninety (90) days of MMI’s receipt of such notice, Celera shall have the additional right to terminate this Agreement.

          (b) Late Payment. Any payment due under this Agreement that is not paid on or before the date such payment is due shall bear interest to the extent permitted by applicable law, at one percentage point (1%) over the prime rate of interest compounded on an annual basis as reported by Bank of America NT&SA in San Francisco, California, from time to time, calculated on the number of days such payment is delinquent.

          (c) Mode of Payments. All payments under this Agreement will be nonrefundable and paid in U.S. Dollars by deposit to the credit and account of Celera by mail or by wire as Celera will designate from time to time.

Article 5

RIGHT OF FIRST OFFER TO GENOME AND SNP MAP SEQUENCING

Celera hereby grants MMI a right of first offer to negotiate rights to Celera’s services for genome and SNP map production for food-producing animals other than bovine, porcine, and poultry, and companion animals, solely for the development and commercialization of Agricultural Products and Services (the “Services”). If Celera intends to offer the Services to any Third Party, Celera will not negotiate or offer to negotiate an agreement to provide the Services without first offering in writing to conduct such Services for MMI. Thereafter, MMI will have the option, but not the obligation, to negotiate the terms and conditions of an agreement to provide the Services whereupon MMI and Celera will negotiate in good faith. If MMI declines to exercise the option in writing or the Parties fail to execute an agreement within sixty (60) days of Celera’s written notice of the option to MMI, then Celera will be free to offer the Services to any Third Party, provided that any terms offered to such Third Party, considered as a whole, are not materially more favorable than those terms last offered to MMI. MMI, on its own initiative, may request that Celera contract to provide such Services, whereupon Celera shall negotiate in good faith and offer an agreement consistent with the terms and conditions of like agreements then offered by Celera. MMI will exercise the option, if at all, prior to December 31, 2003, by written response to any notice of offer from Celera or upon written notice by MMI for MMI’s desire to contract for such Services.

Article 6

REVENUE SHARING AND ROYALTIES

     6.1 MMI will pay Celera from revenue received by MMI in accordance with the following schedule:

          (a) [***] of all Economic Consideration derived by MMI from any contract, agreement or other business relationship utilizing the BPP Products and Technology and/or BPP SNP Maps and Technology for porcine and poultry, provided such contract, agreement or other business relationship is entered into during the four (4) years following the Effective Date. Such amounts will be payable net thirty (30) days following receipt of Economic Consideration; provided however, following MMI’s initial public offering, such payments shall be made thirty (30) days following the end of the quarter within which MMI received such Economic Consideration.

          (b) [***] of all Economic Consideration derived by MMI for fifteen (15) years following the Effective Date from any contract, agreement or business relationship utilizing the BPP Products and Technology or BPP SNP Map and Technology for bovine (the “Bovine Royalty Payment”). Such amounts will be payable net thirty (30) days following receipt of Economic Consideration; provided however, following MMI’s initial public offering, such payments shall be made thirty (30) days following the end of the quarter within which MMI received such Economic Consideration.

     6.2 MMI Annual Payment: On each anniversary of the Effective Date, MMI will pay Celera five hundred thousand dollars ($500,000) minus the Bovine Royalty Payment for the preceding year (adjusted for any credits) provided the Bovine Royalty Payment for the preceding year (adjusted for any credits) is less than five hundred thousand dollars ($500,000) (the “MMI Annual Payment”). Any MMI Annual Payment shall be fully creditable against any future Bovine Royalty Payment. If the Bovine Royalty Payment for the preceding year (adjusted for any credits) is equal to or greater than five hundred thousand dollars ($500,000)

the MMI Annual Payment will be waived. Such Annual Payment obligation will continue for 15 years. For clarification, for each year for fifteen years, if the Bovine Royalty Payment owed for such year is greater than five hundred thousand dollars ($500,000), MMI will pay Celera such Bovine Royalty Payment (adjusted for any credits), and if the Bovine Royalty Payment owed for such year is less than five hundred thousand dollars ($500,000), MMI will pay Celera five hundred thousand dollars ($500,000), and any amount by which such five hundred thousand dollars ($500,000) exceeds the Bovine Royalty Payment owed for such year shall be fully creditable against any future Bovine Royalty Payment.

     6.3 In the event MMI receives any consideration in excess, in the aggregate, of one million dollars ($1,000,000) from any Foundation Customer with regard to any combination of contracts, agreements or other business relationships utilizing the Porcine Product (a “Porcine Deal”), MMI will pay Celera one million dollars ($1,000,000) net thirty (30) days from the date MMI receives such aggregate amount; provided however, if the date MMI first receives any consideration with regard to the first Porcine Deal (the “Payment Date”) falls during the Option Period or following the date MMI exercises the Option for such Porcine Product pursuant to Section 2.3, such one million dollars ($1,000,000) shall be payable to Celera net thirty (30) days from the Payment Date, regardless of the aggregate amount received by MMI pursuant to such Porcine Deal. Furthermore, provided such payment is received by Celera, a total of one million dollars ($1,000,000) of consideration received by MMI for any Porcine Deal shall be exempt from the calculation of Economic Consideration for purposes of Section 6.1(a).

     6.4 In the event MMI fails to exercise the Option during the Option Period or the exclusivity granted pursuant to the Option terminates pursuant to Section 2.5, and thereafter, Celera enters an agreement of similar scope in direct competition with MMI for less consideration with a similarly situated Third Party, then MMI may within thirty (30) days of notice of such agreement elect to substitute the provisions providing consideration to Celera under such agreement for the consideration provisions of this Agreement; provided however, that (i) any consideration paid to Celera or payable hereunder prior to such election by MMI shall be non-refundable and non-creditable, and (ii) MMI adopts all of the additional restrictions, obligations and license limitations imposed in such agreement. Celera will provide MMI, within thirty (30) days after the close of any such agreement that Celera reasonably determines to be more favorable, with the material terms of each such agreement. In determining whether an agreement is of a similar scope and the consideration is less, all the terms of this Agreement and such agreement shall be analyzed as a whole.

Article 7

CONFIDENTIALITY AND PUBLICATION

     7.1 Confidentiality. The Parties acknowledge that the Confidentiality Agreement controls and shall continue to control all disclosures from the effective date of such agreement up to and until the Effective Date. The Parties agree that the Confidentiality Agreement is hereby superseded by the terms and conditions set forth in this Article 7 and the other applicable terms and conditions set forth in this Agreement. All information and documentation deemed to be “Confidential Information” under the superseded Confidentiality Agreement will be deemed to be Confidential Information under Section 1.14 and this Article 7.

          (a) The Parties acknowledge that during the course of this Agreement they may each receive (and hence become a “Receiving Party”) from the other (the “Disclosing Party”) information electronically, in writing or orally, that is proprietary and/or confidential and of commercial value to the Disclosing Party. The Parties agree that they shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Parties shall take at least those measures that each takes to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care. Both Parties shall immediately notify the other in the event that either Party has knowledge of any unauthorized use or disclosure of the Confidential Information.

          (b) Except to the extent expressly authorized by this Agreement, the Parties agree that the Receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement, regardless of the medium on which it is provided, including know-how, except to the extent that it can be established by the Receiving Party by competent proof that such information:

               (i) was already known to the Receiving Party, other than under an. obligation of confidentiality, at the time of disclosure by the Disclosing Party;

               (ii) was generally known to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

               (iii) became generally available to the public or otherwise part of the public domain after its disclosure through no action or inaction of the Receiving Party;

               (iv) was subsequently lawfully disclosed to the Receiving Party by a Third Party who did not require the Receiving Party to hold it in confidence or limit its use, provided it was not obtained by such Third Party under an obligation of confidentiality directly or indirectly from the Disclosing Party; or

               (v) was independently discovered or developed by the Receiving Party without the use of or access to the Disclosing Party’s Confidential Information, as can be documented by written records created at the time of such independent discovery or development.

          (c) No MMI Confidential Information shall appear on (i) any public Celera database or (ii) any Celera database that Celera shares with any Third Party or uses for internal Celera research and development.

     7.2 Permitted Disclosure.

          (a) Subject to Article 2 and Article 8, MMI may disclose specific, as needed, DNA Sequence Information (including without limitation, individual SNPs) only to the extent such disclosure is required for filing or prosecuting a patent application and maintaining a patent, Regulatory Approval, to bona fide potential investors, customers,

Foundation Customers, each of the foregoing subject to an agreement with MMI for the confidential treatment of information exchanged in substantial conformity to the confidentiality provisions of this Agreement.

          (b) Notwithstanding the obligations of Section 7.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information in establishing rights or enforcing obligations under this Agreement, or complying with applicable law; provided however, that in each case described herein if a Receiving Party shall be required to make any disclosure of the Disclosing Party’s Confidential Information under this Section 7.2(b), it will (i) give reasonable advance notice to the Disclosing Party of such disclosure requirement; (ii) provide a copy of the proposed disclosure; and (iii) use commercially reasonable efforts in assisting the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed, including cooperating with the other to obtain a protective order for the Disclosing Party’s Confidential Information.

          (c) MMI may disclose DNA Sequence Information only in the context of the disclosure of MMI’s own scientific results and then only to those MMI Contractors and MMI’s employees and consultants who (a) have a need-to-know, and (b) are under contract not to disclose or use Confidential Information, except as otherwise provided herein.

     7.3 Copies. Unless otherwise previously approved in writing by the Disclosing Party, a Receiving Party shall not make any copies of the Disclosing Party’s Confidential Information except as permitted under Section 7.2 or, in the case of MMI and MMI Contractors, as reasonably necessary for MMI’s internal research and development as authorized in Section 2.6.

     7.4 Publication. MMI may publish scientific results of its work within the scope of the license granted under this Agreement, provided however, that:

          (a) at least thirty (30) days prior to submission for publication of any document, slides, lecture, and/or any other method or form of publishing that would disclose Celera’s Confidential Information not disclosable under Section 7.2, MMI shall submit a copy of such publication to Celera for Celera’s prior review, comment and written consent, such consent not to be unreasonably withheld or delayed. Celera, at its discretion, may remove the Confidential Information or approve such disclosure of Confidential Information; provided, however, that in no event shall Celera delay any such planned publication beyond such thirty (30) day period. If Celera has not removed the Confidential Information and/or responded to MMI’s request for approval within thirty (30) days of MMI’ s submission to Celera, such planned publication shall be deemed approved by Celera. MMI agrees that Celera may keep a copy of such publication for its records. MMI further agrees that upon receiving notification by the publisher of the intent to release a publication, MMI shall advise Celera of such publication, the planned publication date, and furnish a final copy of the publication; and

          (b) any such publications shall include recognition of the contributions of Celera according to standard practice for assigning scientific credit, either through authorship or acknowledgement as may be appropriate.

     7.5 Restricted Use. Except as otherwise expressly set forth in this Agreement, this Article 7 shall not be construed to allow MMI, MMI Contractors, MMI’s employees and consultants or any other person or entity to access, use, publish, disclose, re-package or re-distribute the Agreement Products and Technology or any portion of their contents, including, but not limited to, any DNA Sequence Information any source code or object code, or any Celera software or hardware configurations, at any time without the express written consent of Celera.

     7.6 Equitable Relief. Each Party acknowledges and agrees that with respect to the nature of the Confidential Information, there may be no adequate remedy at law for any breach of the a Party’s obligations under the confidentiality provisions of this Agreement, that any such breach may result in irreparable harm to the other Party, and therefore, that upon any such breach the other Party shall be entitled to seek equitable relief, in addition to whatever remedies it might have at law, including injunctive relief, specific performance or such other relief as such other Party may request to enjoin or otherwise restrain any act prohibited hereby, as well as the recovery of all costs and expenses, including reasonable attorneys’ fees.

Article 8

INTELLECTUAL PROPERTY

     8.1 Celera Rights. Subject to the rights granted hereunder, Celera retains all rights, title and interest to and in the Agreement Products and Technology within the BPP Subscription and BPP SNP Map Subscription and to all Celera Technology. To avoid doubt, with the exception of the rights expressly granted under this Agreement, MMI, its Affiliates, MMI Contractors, and MMI employees shall have no rights, claims or interests whatsoever (including, but not limited to, any intellectual property rights) with respect to the Agreement Products and Technology within the BPP Subscription or BPP SNP Map Subscription, Celera Technology, patents or patent applications containing Celera Technology or products incorporating Celera Technology.

     8.2 MMI Rights and Obligations. As between the Parties, MMI shall own all rights, title and interest in and to MMI Technology. MMI shall be permitted to transfer MMI Technology as follows:

          (a) Patent and Development Costs. If MMI elects to pursue patent applications for or covering MMI Technology, including any Product, MMI shall assume responsibility for all costs associated with the application, prosecution and maintenance, and the defense and enforcement of patent applications and patents claiming any such MMI Technology. MMI shall assume responsibility for all costs associated with a Regulatory Approval. Contemporaneous with the publication of a patent or patent application or a Regulatory Approval that discloses a nucleotide sequence within DNA Sequence Information, MMI shall provide Celera with a copy of such publication.

          (b) Nothing in this Agreement is intended or shall be interpreted as granting to MMI or any Third Party any right or interest in any intellectual property (a) invented, discovered, developed, or otherwise created by PE Corporation (NY), or its Affiliates, other than by the Celera Genomics Group, or (b) acquired or licensed by PE Corporation (NY), or its Affiliates, other than solely for the benefit of the Celera Genomics Group.

     8.3 Third-Party Infringement. If Celera believes that the data, information or software within the BPP Subscription or any part thereof, infringes any patent, copyright, trademark, or other proprietary right, or if the licensing or use of the BPP Subscription or any part thereof, is, as a result, enjoined, then Celera may, at its election, option, and expense: (a) procure for MMI the right under such proprietary right to use such data, information or software or such part thereof; or (b) replace such data, information or software, or such part thereof, with other non-infringing data, information or software or parts having substantially the same purpose; or (c) suitably modify the data, information or software, or part thereof, to become non-infringing; or (d) if unable to accomplish‘ (a), (b), or (c) after using commercially reasonable efforts to do so, remove the infringing data, information or software, or part thereof, and make an equitable adjustment of the fees paid hereunder, including a refund thereof, as mutually agreed upon.

Article 9

TERM AND TERMINATION

     9.1 Term. Unless terminated earlier as provided herein, this Agreement shall commence on the Effective Date and shall remain in full force for the duration of any payment obligations of MMI hereunder.

     9.2 Default.

          (a) Notice of Default. In the event of a Representation Default or Performance Default by either Party, the non-defaulting party must first give the defaulting party written notice thereof, which notice must state the nature of the falsehood, breach or default in reasonable detail and request the defaulting party cure such Default within ninety (90) days, except as otherwise provided herein. Such notice must be addressed to the person(s) and/or office(s) identified in Section 13.10.

     9.3 Termination for Default. The non-defaulting party may terminate, in addition to any other remedies that may be available to such non-defaulting party at law or in equity, this Agreement in the event of (a) a Representation Default by the defaulting party, or (b) a Performance Default by the defaulting party; if such Default that has not been cured within the one hundred twenty (120) day period, or such other period provided herein, after receipt of the written notice of termination from the non-defaulting party. Nevertheless if such Performance Default cannot be cured within such period, and the defaulting party shall have failed to commence substantial remedial actions within such period and to diligently pursue the same. Notwithstanding the foregoing, if a Representation or Performance Default is not curable by its nature, the non-defaulting party may terminate this Agreement, which termination shall be effective on the tenth day following written notice to the defaulting party.

     9.4 Bankruptcy.

          (a) A Party may terminate this Agreement if, during the Term, the other Party shall file in court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

          (b) All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that MMI is a licensee of such rights under this Agreement and shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Celera under the U.S. Bankruptcy Code, MMI shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be, within ten (10) days of the commencement of such proceeding, delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless Celera (or a trustee on behalf of Celera) elects to continue to perform all of their obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Celera upon written request therefore by MMI. Nothing herein shall constitute MMI’s acquiescence or agreement that all or any portion of this Agreement is subject to rejection

     9.5 Consequences of Termination. Upon termination of this Agreement:

          (a) The following provisions shall survive: Article 4 (Payments); Article 7 (Confidentiality and Publication); Article 9 (Term and Termination); Article 11 (Disclaimers and Limitation of Liability); Article 12 (Indemnity) and Article 13 (General Provisions). Notwithstanding Sections 9.5(b) and 9.5(c), Sections 6.1 and 6.2 shall survive termination of this Agreement.

          (b) In the event of termination of this Agreement by reason of MMI’s Default, MMI shall pay, within thirty (30) days following written notice of termination an amount equal to any amount due and payable as of the date of such termination.

          (c) In the event of termination of this Agreement by reason of Default by Celera, subject to the payment of all fees due and payable prior to the date the Default occurred, all licenses granted to MMI hereunder shall continue in full force and effect for the time period anticipated by the most recent payment made by MMI.

     9.6 Remedies. The rights and remedies provided in this Article 9 shall not be exclusive and shall be in addition to any other rights and remedies available at law or in equity.

Article 10

REPRESENTATIONS AND WARRANTIES AND RELATED CONVENANTS

     10.1 Each Party represents to the other Party as of the Effective Date and thereafter, that, to the best of its knowledge:

          (a) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

          (b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of such Party and the person executing this Agreement on behalf of each Party has been duly authorized to do so by all requisite corporate actions;

          (c) the execution and delivery of this Agreement and the performance by such Party of any of its obligations under this Agreement does not (i) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a Party, any judgment of any court or governmental body applicable to such a Party or its properties or, to the best of such Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, and (ii) with respect to the execution and delivery of this Agreement, require any consent or approval of any Third Party;

          (d) it is aware of no action, suit or inquiry or investigation contemplated or instituted by any Third Party that questions or threatens the validity of this Agreement; and

          (e) this Agreement is legally binding upon its execution and, subject to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws, enforceable in accordance with its terms.

     10.2 Each Party shall (a) comply with all applicable laws, regulations and guidelines in connection with that Party’s performance of its obligations and exercise of its rights pursuant to this Agreement, (b) maintain good standing under the laws of the jurisdiction of its incorporation, and (c) not enter into any contractual obligation that would conflict with or constitute a breach or violation of any material provision of this Agreement.

Article 11

DISCLAIMERS AND LIMITATION OF LIABILITY

     11.1 NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY CELERA OR ITS SUPPLIERS THAT THE USE OF ANY INFORMATION, DATA, SOFTWARE OR OTHER MATERIALS PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY. THE INFORMATION, DATA, SOFTWARE AND OTHER MATERIALS PROVIDED BY CELERA HEREUNDER ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CELERA MAKES NO WARRANTY THAT THE PRODUCTS WITHIN THE BPP SUBSCRIPTION DO NOT CONTAIN ERRORS.

     11.2 IN NO EVENT SHALL CELERA (OR CELERA’S SUPPLIERS) OR MMI (OR MMI’S CUSTOMERS OR SUBLICESEES) BE LIABLE FOR LOST PROFITS, LOSS OF USE, LOSS OF BUSINESS, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE WHATSOEVER, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, STATUTORY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     11.3 THE LIABILITY OF CELERA OR MMI, AND THEIR RESPECTIVE AGENTS, EMPLOYEES, SUBCONTRACTORS, SUPPLIERS, CUSTOMERS AND SUBLICENSEES WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSES ARISING OUT OF THE PERFORMANCE OR NONPERFORMANCE OF ANY OBLIGATIONS UNDER THIS AGREEMENT, WHETHER BASED ON CONTRACT, WARRANTY, TORT, STRICT LIABILITY, STATUTORY OR OTHERWISE, SHALL BE LIMITED TO (a) DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF CELERA’S OR MMI’S FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT, AND (b) SHALL NOT EXCEED, IN THE AGGREGATE, A SUM EQUAL TO THE TOTAL AMOUNTS PAID TO CELERA UNDER THIS AGREEMENT.

     11.4 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, ANY MMI TECHNOLOGY DISCOVERED THROUGH MMI’S AUTHORIZED USE OF THE BPP PRODUCTS AND TECHNOLOGY MAY BE SUBJECT TO CELERA’S INTELLECTUAL PROPERTY RIGHTS IN CELERA TECHNOLOGY AND/OR THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

Article 12

INDEMNITY, DAMAGES AND INSURANCE

     12.1 MMI Indemnity. MMI shall indemnify, defend and hold harmless Celera (including its officers, directors, employees and agents) from and against all personal or property losses, liabilities, damages and expenses (including attorneys’ fees and costs) arising from a claim of a Third Party (a) out of the falsehood or inaccuracy in any material respect of any representation or warranty or out of the breach or non-fulfillment of any material covenant or agreement of MMI contained herein or contemplated hereby; or (b) out of the gross negligence or intentional misconduct of MMI in connection with the performance of MMI of its obligations under this Agreement; or (c) out of MMI’s use of MMI Technology; or (d) from products developed by MMI under the license granted in Article 2; except to the extent any such loss, liability, damage or expense arises from the action or inaction of Celera.

     12.2 Celera Indemnity. Celera shall indemnify, defend and hold harmless MMI (including its officers, directors, employees and agents) from and against all personal or property losses, liabilities, damages and expenses (including attorneys’ fees-and costs) arising from a claim of a Third Party (a) out of the falsehood or inaccuracy in any material respect of any representation or warranty or out of the breach or non-fulfillment of any material covenant or agreement of Celera contained herein or contemplated hereby, or (b) out of the gross negligence or intentional misconduct of Celera in connection with the performance of its obligations under this Agreement; except to the extent any such loss, liability, damage or expense arises from the action or inaction of MMI.

     12.3 Procedure. The Indemnitee shall promptly notify the Indemnitor of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement shall be effected without the consent of the

Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12 to the extent Indemnitor is prejudiced by Indemnitee’s delay, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 12. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action or other proceeding that effects the rights or interests of the Indemnitee without the express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee under this Article 12, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

     12.4 Damages Payable in Cash and Stock. In the event Celera is obligated to pay damages to MMI by way of final judgment in any suit at law or in equity or in settlement of any dispute arising out of this Agreement, excluding any indemnity of MMI pursuant to Section 12.2, which indemnity shall be satisfied in cash, Celera shall have the option, but not the obligation, to satisfy such obligation, in whole or in part, by delivering to MMI for the benefit of MMI, that number of shares of Series E Convertible Preferred Stock or shares of common stock of MMI (“Common Stock”) issued to Celera upon the conversion of such Series E Convertible Preferred Stock. Notwithstanding the preceding sentence, if Celera has received cash payments pursuant to Section 4.1(b) and/or Section 6.3, Celera will first satisfy any such obligation in cash up to such amount received and thereafter in stock as set forth in the preceding sentence. For the purpose of this Section 12.4, the value of each share of Series E Convertible Preferred Stock or Common Stock, as the case may be, delivered to MMI pursuant to this Section 12.4 shall be $17.50 per share adjusted to take into account any stock splits, reorganizations and recapitalizations, as well as any other anti-dilution adjustments pursuant to the Certificate of Designations. To the extent Celera does not satisfy any indemnification obligations by delivering shares of Series E Convertible Preferred Stock or Common Stock, Celera shall satisfy such indemnification obligations in cash.

     12.5 Insurance. Each Party will maintain, through self-insurance or commercially placed insurance, adequate coverage for the non-contractual indemnification obligations set forth herein, including without limitation, in respect to suits, actions, claims, demands, damages, costs and expenses arising out of the use of Agricultural Products and Services by Third Parties. Each Party may request in writing the other Party to provide proof of adequate insurance.

Article 13

GENERAL PROVISIONS

     13.1 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between MMI and Celera. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     13.2 Assignments. Neither Party shall assign any of its rights or obligations hereunder in whole or in part, except: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets or a similar transaction affecting all or substantially all of the assets or voting control of the assigning Party (or, in respect to MMI, a sale of a species-specific business); (b) to any directly or indirectly wholly-owned subsidiary if the assigning Party remains liable and responsible for the performance and observance of all of the subsidiary’s duties and obligations hereunder; or (c) with the consent of the other Party, such consent not to be unreasonably withheld or delayed. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with the above shall be void.

     13.3 Further Actions. The Parties agree to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.4 No Trademark Rights. Except as otherwise provided herein or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to use in any manner the names “Celera,” “Celera Genomics,” “PE Corporation,” “Applera,” or “MetaMorphix” or any other trade name or trademark of a Party or the names of any employees thereof, for any purpose other than for the Parties’ own internal purposes.

     13.5 Public Announcements. Except as may otherwise be required by law or regulation, neither Party shall make any public announcement, directly or indirectly, concerning the terms of this Agreement or the subject matter hereof without first submitting a copy of the proposed announcement to the other Party for review and obtaining the approval of the other Party. With the exception of an initial public announcement concerning the existence or terms of this Agreement or the subject matter hereof, the reviewing Party shall have thirty (30) days or such other time as mutually agreed upon to consent to the publication of such announcement, such consent not to be unreasonably withheld. The reviewing Party shall have seven (7) business days or such other time as mutually agreed upon to consent to the publication of such initial public announcement, such consent not to be unreasonably withheld. If either Party shall be required by law or regulation to make a public announcement concerning the existence or terms of this Agreement, such Party shall give at least twenty four (24) hours prior advance notice of the proposed text of such announcement to the reviewing Party for its prior review and comment.

     13.6 Entire Agreement of the Parties; Amendments. This Agreement, including its Schedules and Exhibits constitute and contain the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, representations, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party. The failure or delay of either Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such Party of such right.

     13.7 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

     13.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     13.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to the conflict of law principles thereof and without regard to the United Nations Convention on the International Sale of Goods. Any court action or proceeding with respect to, or arising out of, this Agreement will, if brought by either party herein, be instituted and tried only in the state courts of Montgomery County, Maryland or the U.S. District Court for the District of Maryland, and both parties hereto waive any right to cause such action or proceeding to be instituted or tried elsewhere.

     13.10 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent or by a nationally recognized overnight courier, costs prepaid, and shall be deemed to have been duly given when so delivered in person or sent, with receipt confirmed, or one (1) business day (three (3) business days for international deliveries) after the date of deposit with such nationally recognized overnight courier. All such notices, requests, deliveries, approvals, consents or other communications shall be addressed to the respective Parties at the addresses set forth below, or to such other address as a Party may designate to the other Party in accordance herewith.

If to Celera, addressed to:

CELERA GENOMICS 45 West
Gude Drive Rockville, MD
20850 Attn: Ugo DeBlasi
Vice President, Finance cc:
Legal Department

If to MMI, addressed to:

METAMORPHIX, INC

1450 South Rolling Road
Baltimore, Maryland 21227

Attn: Edwin C. Quattlebaum, Ph.D. President
and Chief Executive Officer

With a copy to:

William E. Carlson, Esq.
Shapiro, Sher & Guinot
36 S. Charles Street, Suite 2000
Baltimore, Maryland 21201

     13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.12 Force Majeure. If the performance of any part of this Agreement by either Party or of any obligation under this Agreement except the obligation to pay money, shall be prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary shall be provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

     13.13 Dispute Resolution. Celera and MMI shall deal with each other in good faith. In the event that a dispute arises between the Parties concerning, or in any way relating to, this Agreement, the Parties shall undertake good faith efforts to amicably resolve such dispute.

          (a) Executive Officers. In the event that the Parties are unable to resolve any such dispute, the matter shall be referred for further review and resolution to the Chief Operating Officer, or another designated representative of Celera, and to the Chief Executive Officer of MMI or MMI’s representative as designated in writing by MMI to Celera, who will attempt in good faith and reasonable diligence to resolve the dispute.

          (b) Mediation. If the dispute is not resolved within thirty (30) days after referral under Section 13.13(a), or such other time as mutually agreed upon in writing by the Parties, the Parties shall submit the matter to non-binding mediation to be administered by the AAA under the AAA’s Commercial Mediation Rules. The Party desiring such mediation shall initiate it in accordance with the AAA’s Commercial

Mediation Rules. Upon delivery of the mediation request, the Parties shall endeavor in good faith to select a neutral mediator who is acceptable to each Party. If the Parties have not selected a mutually acceptable neutral mediator within five (5) business days after delivery of the mediation request, they shall notify the AAA and request the AAA to appoint a mediator in accordance with the Mediation Rules. Unless otherwise agreed upon by the Parties, all mediation sessions shall be held at the AAA regional office in the Washington D.C. metropolitan area. The Parties shall endeavor in good faith to resolve the dispute through the mediation process contemplated by this Section and neither Party shall be entitled unilaterally to terminate the mediation prior to thirty (30) days after the appointment of a mediator.

          (c) Confidentiality. The Parties hereby mutually agree that the existence, terms and content of any dispute resolution entered into pursuant to this Agreement, as well as all information or documents relating thereto, shall be maintained in confidence and not be given, shown, disclosed to, or discussed with any Third Party except: (a) by prior written agreement of both Parties; (b) during any legal proceeding to protect or secure a Party’s rights under such dispute resolution; (c) counsel and accountants who shall agree to maintain its confidentiality; (d) to the extent required by applicable reporting requirements; and (e) upon compulsory legal process.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers on the date set forth below.

PE CORPORATION (NY), acting through
Its Celera Genomics Group

By:	/s/ Ugo D. DeBlasi
Ugo D. DeBlasi
Assistant Controller

Date: February 28, 2002

METAMORPHIX INC.

By:	/s/ Edwin C. Quattlebaum
Edwin C. Quattlebaum, Ph.D.
President, Chairman and CEO

Date: February 28, 2002

Schedule 1.9

BPP SUBSCRIPTION and BPP SNP MAP SUBSCRIPTION

     Under the terms and conditions of this Agreement, the Agreement Products and Technology available under the BPP Subscription and BPP SNP Map Subscription shall include access to the bovine, porcine and poultry databases and tools as indicated and further defined below:

Database Products

1.	Raw sequence of fragments, quality values, and trace files for bovine, porcine and poultry genomes (the “Target Genomes”).

     a. 0.75x for bovine

     b. 0.75x for porcine

     c. 1.0x for poultry

2.	Assembly (consensus sequence of contigs, contig quality values, and alignments of fragments with contigs) for bovine, porcine, and poultry genomes.

SNP Maps

3.	All SNPs generated through the pipeline for the Target Genomes and the region mapped on the human genome (if identified).

     a. No less than 30,000 unvalidated SNPs per Target Genome,

     b. No less than 15,000 mapped unvalidated SNPs

     c. SNP map after validation containing no gaps larger than 0.5 cM.

4.	Human map location of each contig of the Target Genome that maps syntenically to the human map.

5.	Identification of known public markers within the target species to Target Genome sequence data.

Tools

6.	Visualization software that will aid in the selection of appropriate SNPs to be included in the final set of validated SNPs spaced approximately 0.5 cM apart.

7.	Simulation software developed by Celera IR to assist in designing the Association Study.

8.	MMI will have a non-exclusive, non-transferable right to use and modify source code created by Celera and provided to MMI solely for the purposes of creating SNP maps for the Bovine Product, Porcine Product and Poultry Product or designing an Association Study. Any such modifications or results created using such modifications will be delivered to Celera upon request.

Target Genome Specification

Sequence Fragments — as given to the assembler, but in fasta format.

a.	Index files, if any, used to accelerate access to fragments in a large flat file.

b.	Quality values for sequence and consensus sequences.

c.	Trace files fragments delivered in tar format on DLT tape, and an index specifying which tape contains a particular fragment.

A table or tables describing the sample source that produced each sequence fragment.

A table or tables describing the mate-pair relationship of the fragments.

Contigs – As produced by the assembly process, specifying consensus sequence

     a. Files describing the component fragments of each consensus and their alignment with the consensus sequence. Documentation on the format of this file.

     b. Index files, if any, used to accelerate access to fragments in a large flat file.

SNP Map Specification

SNP Discovery Results –

a.	All files (including any saved results for the individual stages of the SNP discovery process) produced by the SNP pipeline for the Target Genomes. The final results must include a set of tables in flat files describing the following for each SNP:

i. Contig and Start/End offsets

ii. Allele Values and Frequencies. Frequencies expressed both as a count of the number of times a value was encountered on a fragment, and an estimate of the frequency of the SNP by chromosome.

iii.5’ and 3’ flanking (consensus) sequence around each SNP.

     b. Documentation on the format of all the files.

     c. Documentation on how the SNP discovery process is run, and what parameters, if any, were used for the MMI genomes.

SNP Mapping Results -

a.	All files (including any saved results for the individual stages of the SNP mapping process) produced by the SNP mapping pipeline. The final results include a set of tables in flat files describing the following for each SNP:

i. Human Scaffold ID and start/end offsets.

ii. Human Chromosome ID and start/end offsets.

b.	All blast results of the fragments against the human scaffolds, either raw (if the pipeline preserves them), or post-processed.

c.	Documentation on the format of post-processed blast results.

Comparative Genomic Mapping Results —

a.	All files (including any saved results for the individual stages of the mapping process) produced by the Bovine/Porcine/Poultry Genome Mapping pipeline. The final results include a set of tables in flat files describing the following for each public sequence identified as relevant in the mapping project.

i. Human Scaffold ID and start/end offsets

ii. Human Chromosome ID and start/end offsets

iii. Species Chromosome and approximate offset of public sequences where this information is know.

     b. Blast results, raw and post-processed.

     c. Documentation of formats used for pipeline results, and intermediate files.

Tools Specifications

Map Viewer —

     a. A standalone version of the Celera Map viewer, and an update of the Map viewer when comparative genomic viewing is supported.

     b. Documentation describing the interface requirements of the map viewer such that MMI will be able to view its own set of mapped SNPs.

Association Study Simulation

     a. The source and any documentation to a program under development by the informatics research group that would generate SNP and QTL haplotypes and genotypes for a simulated population, based on a table of parameters describing the distribution of the markers, the strength of the genetic component of the QTL effects, characteristics of the founding population, the number of generations to simulate, recombination rates, and the reproductive characteristics of the species being simulated.